Date: August 1, 2007

Advaxis, Inc.
Technology Center of New Jersey
675 Rt. 1, Ste 113
North Brunswick, New Jersey 08902
Attention: Thomas Moore, Chief Executive Officer

Gentlemen:

This letter, when executed by the parties hereto, will memorialize our understanding and constitute an agreement between Advaxis, Inc, a Delaware corporation (the "Company"), and Centrecourt Asset Management LLC ("Centrecourt"), pursuant to which the Company agrees to retain Centrecourt and Centrecourt agrees to be retained by the Company under the terms and conditions set forth below:

1. The Company hereby retains Centrecourt effective upon the initial closing of its offering of Units consisting of share of common stock and warrants (the "Effective Date" to provide financing, merger, acquisition and general corporate advice on a non exclusive basis, and Centrecourt hereby accepts such retention, for a twelve month term commencing on the date of such closing and ending on the first anniversary of the Effective Date. As compensation for the services Centrecourt will provide to the Company, the Company shall pay Centrecourt or its designees (A) a cash fee of $328,000 payable in full within ninety (90) days of the date hereof and (B) five year warrants to purchase 2,483,333 shares of common stock, par value $0.01 per share of the Company at an exercise price of $0.20 per share. The form of such warrants shall be identical to the form of warrant included with the Units.

2. The Company shall reimburse Centrecourt for any and all reasonable expenses incurred by Centrecourt in the performance of its duties hereunder which are approved in advance by the Company in writing, and Centrecourt shall account for such expenses to the Company by submission of vouchers reasonably satisfactory to the Company setting forth in reasonable detail the amount and reason for such cost or expense.

3. All obligations of Centrecourt contained herein shall be subject to Centrecourt's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Centrecourt shall devote such time and effort to the performance of its duties hereunder as Centrecourt shall determine is reasonably necessary for such performance. Centrecourt may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Centrecourt all information relevant to the performance by Centrecourt of its obligations under this Agreement, or particular projects as to which Centrecourt is acting as advisor, which will permit Centrecourt to know all facts material to the advice to be rendered, and all materials or information reasonably requested by Centrecourt. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by Centrecourt, and thus prevents or impedes Centrecourt's performance hereunder, any inability of Centrecourt to perform shall not be a breach of its obligations hereunder.

4. Subject to Section 5, nothing contained in this Agreement shall limit or restrict the right of Centrecourt or of any partner, affiliate, employee, agent or representative of Centrecourt, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Centrecourt to render services of any kind to any other corporation, firm, individual or association nor limit the Company from engaging any other consultant to provide similar services to those provided for hereunder.

5. Centrecourt will hold, and will use its commercially reasonable efforts to cause its officers, directors, employees, consultants, advisors, and agents to hold, in confidence any confidential information which the Company provides to Centrecourt pursuant to this Agreement. Centrecourt may disclose such information to its officers, directors, employees, consultants, advisors and agents, in connection with the services to be rendered as contemplated by this Agreement, so long as such persons are informed by Centrecourt of the confidential nature of such information and are directed by Centrecourt to treat such information confidentially in accordance herewith. Notwithstanding the foregoing, Centrecourt shall not be required to maintain confidentiality with respect to information (1) which is or becomes part of the public domain; (ii) of which Centrecourt had independent knowledge prior to disclosure to it by the Company; (iii) which comes into the possession of Centrecourt in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Centrecourt by governmental requirements. If Centrecourt is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Centrecourt shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6. Because we will be acting on your behalf, it is our practice to receive indemnification. A copy of our standard indemnification provisions (the "Indemnification Provisions") is attached to this Agreement and is incorporated herein and made a part hereof.

7. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

8. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

9. Any notices hereunder shall be sent to the Company and to Centrecourt at their respective addresses set forth above. Any notice shall be given by hand delivery, facsimile transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given by giving written notice to the other of such change of address in the manner herein provided.

10. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

11. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing, and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

12. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Yours truly,

Centrecourt Asset Management LLC

By: Keith D. Wellner

Name: **Keith D. Wellner**

Title: **General Counsel**

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE
WRITTEN:

Advaxis, Inc.

By: Thomas A. Moore

Name: Thomas A. Moore

Title: CEO, President.

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